UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 4, 2014

PACIRA PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35060	51-0619477
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5 Sylvan Way, Suite 100, Parsippany, New Jersey 07054

(Address of principal executive offices) (Zip Code)

(973) 254-3560

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 4, 2014, the Board of Directors (the “Board”) of Pacira Pharmaceuticals, Inc. (the “Company”) appointed Dr. Yvonne Greenstreet to serve as a Class III director.

Dr. Greenstreet has over 20 years of global experience in the pharmaceutical industry.  She currently serves as the Senior Vice President and Head of Medicines Development at Pfizer, Inc., a multinational pharmaceutical company based in New York, a position she has held since February 2011.  Prior to joining Pfizer, Dr. Greenstreet worked for 18 years at GlaxoSmithKline plc (“GSK”), a multinational pharmaceutical, biologics, vaccines and consumer healthcare company based in London, where she served in various positions, most recently as Senior Vice President and Chief of Strategy for Research and Development and as a member of GSK’s corporate executive investment committee.  Dr. Greenstreet currently serves on the Advisory Board of the Bill and Melinda Gates Foundation. She trained as a physician and earned her medical degree from Leeds University in the United Kingdom and her MBA from INSEAD, France.

Dr. Greenstreet has been appointed to the Compensation Committee of the Board.  As compensation for her service on the Board and the Compensation Committee, Dr. Greenstreet will receive the Company’s standard compensation for non-employee directors.  There are no understandings or arrangements between Dr. Greenstreet and any other person pursuant to which she was selected as a director.  The Board considered the independence of Dr. Greenstreet under the Nasdaq listing standards and concluded that she is independent under the applicable Nasdaq standards.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pacira Pharmaceuticals, Inc.

Date: March 6, 2014	By:	/s/ James Scibetta
James Scibetta Chief Financial Officer